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                                                                    EXHIBIT 14-1

                              CKE RESTAURANTS, INC.
                                 CODE OF ETHICS
                      FOR CEO AND SENIOR FINANCIAL OFFICERS


         The Board of Directors of CKE Restaurants, Inc. ("CKE") has adopted this Code of Ethics for CEO and Senior Financial Officers (the "Code") in compliance with Section 406 of the Sarbanes-Oxley Act of 2002. CKE's mission includes significant efforts to promote ethical conduct in the practice of financial management. CKE's Chief Executive Officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions (collectively, "Senior Financial Officers") hold an important and elevated role in corporate governance. As members of the management team, they are uniquely capable and empowered to ensure that all stakeholders' interests are appropriately balanced, protected and preserved. This Code provides principles to which Senior Financial Officers are expected to adhere and advocate. They embody rules regarding individual and peer responsibilities, as well as responsibilities to employees, stockholders, the public and other stakeholders. Violations of this Code may subject the Senior Financial Officer to censure, suspension or expulsion under procedural rules adopted by CKE's Board of Directors.

          All  Senior Financial Officers of CKE will:

          1. Act with honesty and integrity, handle actual or apparent conflicts of interest in personal and professional relationships in accordance with CKE's Code of Business Conduct and Ethics.

          2. Produce full, fair, accurate, timely, and understandable disclosure in reports and documents that CKE files with, or submits to, the Securities Exchange Commission and in other public communications made by CKE.

          3. Provide non-stockholders with information that is accurate, complete, objective, relevant, timely and understandable.

          4. Comply with applicable rules and regulations of federal, state, provincial, and local governments, and other appropriate private and public regulatory agencies.

          5. Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts.

          6. Respect the confidentiality of information acquired in the course of one's work except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of one work's will not be used for personal advantage.

          7. Proactively promote ethical behavior as a responsible partner among peers, in the work environment and the community.

          8. Achieve responsible use of and control over all assets and resources employed or entrusted.

          9. Report known or suspected violations of this Code in accordance with the CKE Code of Business Conduct and Ethics.

          10.  Be accountable for adhering to this Code.